Exhibit 10.6

SECOND AMENDMENT

TO THE

MUTUALBANK

EXECUTIVE DEFERRED COMPENSATION MASTER AGREEMENT

DATED OCTOBER 1, 1993,

AS AMENDED OCTOBER 20, 2010

THIS SECOND AMENDMENT is adopted this 19th day of December, 2016, effective as of January 1, 2005, by and between MUTUALBANK, an Indiana commercial bank located in Muncie, Indiana and formerly known as Mutual Federal Savings Bank (the “Bank”), and certain key employees (the “Executive”).

The Bank and the Executives executed the Executive Deferred Compensation Master Agreement effective as of October 1, 1993, which was subsequently amended on October 20, 2010 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code (“Section 409A”). The amendments adopted herein shall be referred to as the “Second Amendment”.

The Section 409A Amendments shall apply only to those benefits under the Agreement that are subject to Section 409A (i.e., amounts that are deferred in taxable years after December 31, 2004, or amounts that were deferred in taxable years prior to January 1, 2005, with respect to which the Executive did not, as of December 31, 2004, have a legally binding right to be paid or the right to the amount was not earned and vested, all as determined in accordance with the regulations under Section 409A). With respect to benefits under this Agreement that are not subject to Section 409A (“Non-Section 409A Benefits”), the Agreement shall be applied as if the Second Amendment was never adopted. The intent of the preceding sentence is to ensure that Non-Section 409A Benefits are not subject to Section 409A (by virtue of a material modification or otherwise), and the Agreement shall be administered and interpreted accordingly.

Therefore, the following changes shall be made:

The following Subsection 1.7a shall be added to the Agreement immediately following Subsection 1.7:

1.7a	“Company” means MutualFirst Financial, Inc., the parent holding company of the Bank, and any successor thereto.

Subsection 1.20b of the Agreement is hereby amended and restated to read in its entirety as follows:

1.20b	“Specified Employee” means an individual who at the time of Termination of Service is a key employee of the Company or the Bank (or any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(g)), if any stock of the Company or the Bank (or any other affiliated entities that are deemed to constitute a “service recipient”) is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an individual is a key employee if the individual meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If an Executive is a key employee during an identification period, the Executive is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

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Subsection 1.22a of the Agreement is hereby amended and restated to read in its entirety as follows:

1.22a	“Termination of Employment” means termination of the Executive’s employment with the Bank (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3), including the Company) for any reason other than death or Disability. Whether a Termination of Employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

Subsection 5.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

5.3	Termination For Cause. In the event the Executive is terminated for Cause at any time prior to reaching his Benefit Age, he shall be entitled to receive the balance of his Elective Contribution Account measured as of the date of the Termination of Employment for Cause. Such amount shall be paid in a lump sum within thirty (30) days of the Executive’s Termination of Employment for Cause, subject to Section 5.4 of this Agreement. He shall not be entitled to any portion of his Matching Contribution Account. All other benefits for the Executive or his Beneficiary under this Agreement shall be forfeited and the Agreement shall become null and void.

Subsection 12.1(1) of the Agreement is hereby amended and restated to read in its entirety as follows:

(1)	The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank’s Board of Directors other than termination for Cause shall not prejudice the Executive’s vested right to compensation or other benefits under the Agreement. As provided in Section 5.3, the Executive shall be paid the balance of his Elective Contribution Account in a lump sum within thirty (30) days of his Termination of Employment for Cause, subject to Section 5.4 of this Agreement. He shall have no right to receive additional compensation or other benefits for any period after termination for Cause.

Section 13.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

13.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Subsection 13.2, the Bank may completely terminate and liquidate this Agreement and cause all benefits payable under the Agreement to be paid in a lump sum under the following circumstances and conditions, in each case provided that all of the applicable requirements of Treasury Regulation §1.409A-3(j)(4)(ix) are satisfied:

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(a)	The Bank or its successor may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate this Agreement within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all arrangements sponsored by the Bank or its successor (or any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(g)) immediately after the Change in Control which are treated as deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that each Executive and any participants in any such similar arrangements are required to receive all amounts of compensation payable under the terminated arrangements within twelve (12) months of the date of the irrevocable action to terminate the arrangements;

(b)	The Bank may terminate and liquidate this Agreement within twelve (12) months of the Bank’s dissolution or with the approval of a bankruptcy court, provided that all benefits payable under the Agreement are included in each Executive's gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or

(c)	The Bank may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank that would be aggregated with any terminated arrangements under Treasury Regulation §1.409A-1(c) if the same service provider had deferrals of compensation under such arrangements are also terminated and liquidated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Bank takes all necessary action to irrevocably terminate and liquidate this Agreement; and (v) the Bank does adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1(c) if the same service provider participated in both arrangements, at any time within three (3) years following the date the Bank takes the irrevocable action to terminate and liquidate this Agreement, provided that all references in this clause (c) to the Bank shall include any affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(g).

Subsection 14.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

14.4	Compliance with Code Section 409A. With respect to Section 409A Benefits only, this Agreement shall be interpreted and administered consistent with Code Section 409A. With respect to amounts payable under this Agreement that are not Section 409A Benefits (“Non-Section 409A Benefits”), Code Section 409A shall not apply. Accordingly, with respect to Non-Section 409A Benefits, this Agreement shall be applied as if the changes made by the First Amendment and the Second Amendment hereto (and any other provision adopted specifically to comply with Code Section 409A), and any other provisions that would result in a material modification of the Non-Section 409A Benefits were never adopted.

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IN WITNESS OF THE ABOVE, the Bank and Executives hereby consent to this Second Amendment.

EXECUTIVES:	MUTUALBANK

By
Patrick C. Botts
Title

Steven Campbell

David W. Heeter

Stephen C. Selby

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